CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Managers

VV MARKETS LLC AND SERIES

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A Tier 2 on Form 1-A (or Form 1-K) of our reports dated April 1, 2026, with respect to the consolidated and consolidating balance sheets of VV MARKETS LLC AND SERIES as of December 31, 2025 and 2024 and the related consolidated and consolidating statements of operations, changes in members’ equity and cash flows for the calendar years ended December 31, 2025 and 2024, and the related notes to the consolidated and consolidating financial statements.

 /s/ IndigoSpire CPA, PC

San José, CA

April 29, 2026